Exhibit 4.3

EXHIBIT A

NEW WESTERN ENERGY CORPORATION

(A Nevada Corporation)

__________________________________

10% Secured Debenture

$1,500,000.00 Principal Amount

Due: October 31, 2015

_____________________________________

NEITHER THIS DEBENTURE NOR THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF AS PROVIDED HEREIN HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE LAWS OF ANY STATE OR OTHER JURISDICTION. TRANSFER OF THIS DEBENTURE AND SUCH SECURITIES IS RESTRICTED PURSUANT TO SUCH LAWS.

Irvine, California

$1,500,000.00 November 12, 2013

1. Debenture.

1.1 In accordance with this 10% Original Issue Senior Secured Debenture (the “Debenture”) and for value received New Western Energy Corporation, a Nevada corporation (the “Company” or the “Borrower”), hereby promises to pay to the order of Carl Wikstrom (the “Holder”) the amount of $1,500,000.00US on or before October 31 2015 (“Due Date”) together with interest at ten percent (10%) per annum on the outstanding principal. Payments shall be made to the Holder in lawful money of the United States at Orrspelsvagen 2H, Stocksund, S-18279, Sweden, or at such other place as the Holder may specify in writing.

1.2 In the event the Company does not make, within five (5) days when due, any payment of principal or interest required to be made hereunder, the Company will pay, on demand, interest on the amount of any overdue payment of principal or interest for the period following the Due Date, at a rate of twelve percent (12%) per annum.

2. Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Debenture, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement and (b) the following terms shall have the following meanings:

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of California are authorized or required by law or other governmental action to close.

“Interest Notice Period” shall have the meaning set forth in Section 3(a).

“Interest Payment Date” shall have the meaning set forth in Section 3(a).

“Issue Date” means the date of the first issuance of the Debenture, regardless of any transfers of any Debenture and regardless of the number of instruments which may be issued to evidence such Debenture.

“Periodic Redemption Amount” means the sum of (i) $ $250,000 on each Periodic Redemption Date ( with the exception of $500,000 to be paid on October 31, 2015) and (ii) plus accrued but unpaid interest, liquidated damages and any other amounts then owing to the Holder in respect of this Debenture.

“Periodic Redemption Date” means July 31, 2014, October 31, 2014, April 30, 2015, July 31, 2015 and October 31, 2015.

“Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP, (b) Liens imposed by law which were incurred in the ordinary course of the Company’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Company’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company and its consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of November 5, 2013 among the Borrower and the original Holder, as amended, modified or supplemented from time to time in accordance with its terms.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

3. Interest.

a)                  Payment of Interest in Cash. The Company shall pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Debenture at the rate of 10% per annum, payable quarterly on January 31, April 30, July 31 and October 31, beginning on January 31, 2014, and on each Periodic Redemption Date (as to that principal amount then being redeemed), on each Conversion Date (as to that principal amount then being converted), and on each Optional Redemption Date (as to that principal amount then being redeemed) and on the Maturity Date (each such date, an “Interest Payment Date”) (if any Interest Payment Date is not a Business Day, then the applicable payment shall be due on the next succeeding Business Day), in cash.

b)                  Interest Calculations. Interest shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue daily commencing on the Original Issue Date until payment in full of the outstanding principal, together with all accrued and unpaid interest, liquidated damages and other amounts which may become due hereunder, has been made. Interest hereunder will be paid to the Person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of this Debenture.

4. Default. In the event of an occurrence of any event of default specified below, the principal and all accrued interest on the Debenture shall become immediately due and payable without notice, except as specified below. The occurrence of any of the following events shall constitute an event of default under this Debenture:

4.1 The Company fails to make any payment hereunder when due, which failure has not been cured within fifteen (15) days following such failure.

4.2 If the Company shall default in the payment or performance of any obligation, or any defined event of default, under any contract or instrument pursuant to which Borrower has incurred any debt or other liability to any person or entity, including the Holder, in an amount in excess of $300,000.00.

4.4 If the Borrower shall file a petition to take advantage of any insolvency act; make an assignment for the benefit of its creditors; commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself of a whole or any substantial part of its property; file a petition or answer seeking reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state; or

4.4 If a court of competent jurisdiction shall enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of the Borrower or of the whole or any substantial part of its properties, or approve a petition filed against the Borrower seeking reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state; or if, under the provisions of any other law for the relief or aid of debtors, a court of competent jurisdiction shall assume custody or control of the Borrower or of the whole or any substantial part of its properties; or if there is commenced against the Borrower any proceeding for any of the foregoing relief and such proceeding or petition remains undismissed for a period of 30 days; or if the Borrower by any act indicates its consent to or approval of any such proceeding or petition; or

4.5 If (i) any judgment remaining unpaid, unstayed or undismissed for a period of 60 days is rendered against the Borrower which by itself or together with all other such judgments rendered against the Borrower remaining unpaid, unstayed or undismissed for a period of 60 days, is in excess of $100,000, or (ii) there is any attachment or execution against the Borrower's properties remaining unstayed or undismissed for a period of 60 days which by itself or together with all other attachments and executions against the Borrower's properties remaining unstayed or undismissed for a period of 60 days is for an amount in excess of $100,000.

5. Prepayment. Borrower may prepay any or all amounts due under this Debenture at any time without penalty; provided, however, that Borrower, as a condition to prepayment of some or all of the balance hereof, shall deliver written notice of its intention to prepay at least three (3) calendar days prior to the date of such prepayment.

6. Secured Obligation. The obligations of the Company under this Debenture shall be secured by any and all assets and entities acquired by the Company with the proceeds of this Debenture. The Company shall file all reports and documents required by the Uniform Commercial Code of the State of California and or any other applicable law of any state or states which has jurisdiction with respect to all, or any portion of, the assets to be acquired with the proceeds of this Debenture, from time to time. Copies of such filings, stamped “filed” by the State of filing, shall be forwarded to the Holder within 10 days of filing.

7. Securities Law Compliance. The Holder understands that this Debenture is subject to full compliance with the provisions of all applicable securities laws and that the certificate or certificates evidencing such Debenture will bear a legend to the following effect:

“THE SECURITIES EVIDENCED HEREBY MAY NOT BE TRANSFERRED WITHOUT (i) THE OPINION OF COUNSEL SATISFACTORY TO THIS CORPORATION THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED, OR (ii) SUCH REGISTRATION.”

8. Notices. Any notice herein required or permitted to be given shall be in writing and may be personally served, sent by United States Mail, certified, or by overnight delivery service. For the purposes hereof, the address of the Holder and the address of the Company shall be as follows:

Company:	Holder:
New Western Energy Corporation	Mr. Carl Wikstrom
1140 Spectrum	Orrspelsvagen 2h
Irvine, California 92618	Stocksund S-18279 Sweden

Both the Holder and the Company may change the address for service by written notice to the other as herein provided.

9. No Waiver Rights and Remedies Cumulative. No failure on the part of the Holder to exercise, and no delay in exercising any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Holder of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any remedies or rights provided by law or by any other agreement between the Borrower and the Holder.

10. Costs and Expenses. Borrower shall pay to Holder, upon demand, the full amount of all costs and expenses incurred by Holder in connection with the enforcement of the Holder’s rights and the collection of any amounts which become due to Holder under this Debenture.

11. Amendments. No amendment, modification or waiver of any provision of this Debenture nor consent to any departure by the Holder therefrom shall be effective unless the same shall be in writing and signed by the Holder and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

12. Successors and Assigns. This Debenture shall be binding upon the Borrower and its successors and assigns and the terms hereof shall inure to the benefit of the Holder and its successors and assigns, including subsequent holders hereof.

13. Severability. The provisions of this Debenture are severable, and if any provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall not in any manner affect such provision in any other jurisdiction or any other provision of this Debenture in any jurisdiction.

14. Waiver of Notice. The Borrower hereby waives presentment, demand for payment, notice of protest and all other demands in connection with the delivery, acceptance, performance, default or enforcement of this Debenture.

15. Governing Law. This Debenture has been executed in and shall be governed by the laws of the State of California.

16. Debenture Holder is Not a Shareholder. No Holder of this Debenture, solely by virtue of the ownership of this Debenture, shall be considered a shareholder of the Company for any purpose, nor shall anything in this Debenture be construed to confer on any Holder of this Debenture any rights of a shareholder of the Company including, without limitation, any right to vote, give or withhold consent to any corporate action, receive notice of meetings of shareholders or receive dividends.

17. Exchange and Replacement of Debenture. Upon surrender of this Debenture to the Borrower, the Borrower shall execute and deliver, at its expense, one or more new Debentures of such denominations and in such names, as requested by the holder of the surrendered Debenture. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation, or destruction of any Debenture, the Borrower will make and deliver a new Debenture, of like tenor, at the request of the holder of such Debenture.

IN WITNESS WHEREOF, the Company has caused this Debenture to be signed by its authorized officers as of the 12th day of November, 2013.

NEW WESTERN ENERGY CORPOATION
By: Javan Khazali Javan Khazali, CEO